SIXTH AMENDMENT TO CREDIT AGREEMENT

     THIS SIXTH AMENDMENT (this "Amendment") dated as of September 27, 1996, amends and modifies that certain Credit Agreement, dated as of October 1, 1990, as amended pursuant to Amendments dated as of June 12, 1992, December 31, 1992, November 8, 1993, February 8, 1994, and April 10, 1995 (as so amended, the "Credit Agreement"), between GRACO INC., a Minnesota corporation (the "Company") and FIRST BANK NATIONAL ASSOCIATION (the "Bank"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

     FOR VALUE RECEIVED, the Company and the Bank agree that the Credit Agreement is amended as follows:

                 ARTICLE 1 - AMENDMENTS TO THE CREDIT AGREEMENT

     1.1 Defined Terms. Section 1.01 is amended as follows:

     (a) The definition of "Applicable Margin" is amended to read as follows:

               "'Applicable Margin': For each CD loan shall mean 0.75%, for each Reference Rate Loan shall mean 0% and for each Eurocurrency loan shall mean 0.625%."

     (b) The definition of "Maturity Date" is amended to read as follows:

               "'Maturity Date': June 30, 1997."

     (c) The following new definition are added:

               "'EBIT': for any period of determination, Consolidated Net Earnings of the Company and its Subsidiaries before provision for income taxes and Interest Expenses, all as determined in accordance with generally accepted accounting principles, excluding therefrom (to the extent included during any period) the net total of the following, to the extent that such net total is less than or equal to $2,000,000:
          (a) non-operating (including, without limitations, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) similar non-operating losses during such period."

               "'EBITDA':  for any period of  determination,  EBIT,  plus to the
          extent  deducted  in  Consolidated  Net  Earnings,   depreciation  and
          amortization."

               "'Interest-bearing     Indebtedness':     all    interest-bearing
          indebtedness of the Company and its Subsidiaries for borrowed money, determined in accordance generally accepted accounting principles."

               "'Interest Expense'" for any period of determination, all interest accrued on indebtedness of the Company and its Subsidiaries determined in accordance with generally accepted accounting principals, including without limitation implicit interest expense on capitalized leases."

     1.2 Deleted Sections. The following Sections are amended to read as follows (and definitions only used in such Sections shall be deemed deleted):

               "7.11 Intentionally omitted."

               "7.12 Intentionally omitted."

               "7.15 Intentionally omitted."

               "7.16 Intentionally omitted."

     1.3 Consolidated Tangible Net Worth. Section 7.13 is amended to read as follows:

               "7.13 Consolidated Tangible Net Worth. Not at any time permit Consolidated Tangible Net Worth to be less than $75,000,000 plus 50% of Consolidated Net Earnings after December 31, 1995."

     1.4 Leverage Ratio. Section 7.14 is amended to read as follows:

               "7.14 Leverage Ratio. Not permit the ratio of Interest-bearing Indebtedness as of the last day of any fiscal quarter to EBITDA for the period of four consecutive fiscal quarters then ending to be more than 2.5 to 1.00."

     1.5 Interest  Coverage Ratio.  New Section 7.18 is added following  Section
7.17 and shall read as follows:

               "7.18 Interest Coverage Ratio. Not permit the ratio of EBIT to Interest Expense, each measured for each period of four consecutive fiscal quarters, to be less than 4.00 to 1.00."

     1.6 Exhibit G. Exhibit G to the Credit Agreement is replaced by Exhibit G attached to this Amendment.

     1.7 Note. The Loans shall continue to be evidenced by Note dated April 10, 1995 in the principal amount of $25,000,000.

     1.8  Construction.   All  references  in  the  Credit  Agreement  to  "this
Agreement", "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.


                               ARTICLE II - WAIVER

     The Borrower has informed the Bank that with respect to its fiscal year ended December 31, 1995, it may not have complied with certain provisions of ERISA, as required by Section 7.17 of the Credit Agreement. The Borrower has requested that the Bank waive such failure to comply. Effective as provided below, the Bank waives the Borrower's compliance with Section 7.17 of the Credit Agreement as applied to such fiscal year, on the further condition that fines and charges resulting from any such non-compliance shall not exceed $50,000. Except as expressly provided herein, all provisions of the Credit Agreement remain in full force and effect and this waiver shall not apply to any other or subsequent failure to comply with such Section or any other provision of the Credit Agreement.


                   ARTICLE II - REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Company hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.


                       ARTICLE III - CONDITIONS PRECEDENT

     This Agreement shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

     3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Section 6 of the Credit Agreement shall be true and correct as thought made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Company of this Agreement shall be deemed a representation that the Company has complied with the foregoing condition.

     3.2 Defaults. Before and after giving effect to this Amendment, no Event of Default and no Unmarred Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Company of this Agreement shall be deemed a representation that the Company has complied with the foregoing condition.

     3.3 Documents. The Company shall have delivered this Amendment and certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance, respectively, of this Amendment, together with an incumbency certificate of officers executing this Amendment.


                              ARTICLE IV - GENERAL

     4.1 Expenses. The Company agrees to reimburse the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys (who may be employees of the Bank) and legal expenses incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Company hereunder, and to pay and save the Bank harmless from all liability for, any taxes which may be payable with respect to the execution or delivery of this Agreement, which obligations of the Company shall survive any termination of the Credit Agreement.

     4.2 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of unenforceablility without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     4.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

     4.5 Successors; Enforceability. This Amendment shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.





                                         GRACO INC.

                                         By:/S/David M. Lowe
                                            ------------------------
                                         Title:  Treasurer





                                         FIRST BANK NATIONAL ASSOCIATION

                                         By:/S/Michael S. Harter
                                            ------------------------
                                         Title: Commercial Banking Officer

                                                                       EXHIBIT G


                                 SUBSIDIARIES OF
                                   GRACO INC.

                                                      Percentage of Voting
                                   Jurisdiction of    Securities Owned by
Subsidiary                          Incorporation         The Company
----------                          -------------     --------------------

Graco N.V.                            Belgium                100%

Graco Canada Incorporated             Canada                 100%

Graco Chile Limitada                  Chile                  100%

Graco Europe N.V.                     Belgium                100%

Graco Gmbh                            Germany                100%

Graco Hong Kong Limited               Hong Kong              100%

Graco K.K.                            Japan                  100%

Graco Korea Inc.                      Korea                  100%

Graco A.S.                            Norway                 100%

Graco S.A.                            France                 100%

Graco S.r.l.                          Italy                  100%

Graco Limited                         England                100%

Graco Barbados FSC Limited            Barbados               100%